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                                                                         Ex 10.4

                       ELECTRONIC MEDIA LICENSE AGREEMENT

THIS AGREEMENT ("Agreement") made and entered into as of this 16 day of June, 1998 by and between HealthGate Data Corp., a Delaware corporation, ("Licensee") whose principal office is located at 380 Pleasant Street, Suite 230, Malden, Massachusetts 02148, and Western Adventist Health Services, a California corporation, doing business as Cinahl Information Systems ("Cinahl"), carrying on business at 1509 Wilson Terrace, Glendale, California 91206.

1 DEFINITIONS

      1.1 "Confidential Information" means

            (a) Either (i) confidential or business sensitive information, recorded electronically and/or on paper and marked "confidential" or "business sensitive" or "trade secret";

                  Or (ii) information, recorded electronically and/or on paper, that is a trade secret under California law;

            (b) All Licensee's confidential and/or proprietary information, if any, presently in Cinahl's possession under prior license agreement/s between the parties;

            (c) All Cinahl's confidential and/or proprietary information, if any, presently in Licensee's possession under prior license agreement/s between the parties.

However, "Confidential Information" shall not include information that:

            (i) was in the possession of the receiving party free of any obligation of confidence or was in the public domain, at the time the furnishing party communicated it to the receiving party at no fault of the receiving party;

            (ii) entered the public domain subsequent to the time the furnishing party communicated it to the receiving party at no fault of the receiving party;

            (iii) is disclosed to a third party by the receiving party with the written consent of the furnishing party provided that the consent shall be effective only in the particular instance given;

            (iv) is developed by the receiving party independently of the information disclosed by the furnishing party;


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            (v) is lawfully in possession of the receiving party after any disclosure is obtained from a third party that is under no duty to maintain the information on a confidential basis; or

            (vi) is disclosed pursuant to a judicial or other lawful government order but only to the extent that such order provides, and only after notice to the owner of the information.

Licensee's lists of past, present or prospective Subscribers shall be deemed to be Confidential Information. The provisions of this subsection shall not affect any copyright or anti-misappropriation right held by either of the parties hereto or by any third party.

      1.2 "Database": means the CINAHL(R) electronic database consisting of proprietary text, licensed text, and a compilation of data and information relating to nursing, medicine, and allied health as updated, augmented, and changed from time to time.

      1.3 "Web" means the World Wide Web on the internet.

      1.4 "Subscription Agreement" means a written license agreement (a form of which is attached hereto as Exhibit B), between Licensee and a third party to access and use the Database on the Web, subject to the terms and conditions set forth therein, as determined by Licensee but consistent with the provisions of this Agreement.

      1.5 "Subscriber" means an individual or entity that enters into a Subscription Agreement with Licensee to access and use the Database on the Web.

      1.6 "User" means any individual who accesses and uses the Database on the Web under the authority of a Subscription Agreement.

      1.7 "Net Subscriber Fees" means the gross Subscriber fees actually charged by Licensee to Subscribers less:

(i) Sales and use taxes billed to Subscribers and actually paid by Licensee to taxing authorities;

(ii) Credits allowed or refunds paid by Licensee to Subscribers for premature cancellation of Subscription Agreements;


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(iii) Those portions of Subscriber fees written off as bad debts pursuant to this Agreement.

However the deductions set forth in (i) to (iii) inclusive shall be added back to Net Subscriber Fees if later paid or credited to Licensee.

      1.8 "Long Record" means a Short Record plus one or more of the following:
An abstract, full text, description of the work of authorship, list of cited references, and image (pdf file).

      1.9 "Local Area Network" means a network of computer terminals connected to the same server, all located on the same campus.

      1.10 "Consortium" means two or more Local Area Networks on different campuses. The campuses can belong to the same institution or different institutions.

      1.11 "four calendar quarters", "four quarters", "calendar quarter", and "quarter" shall, where applicable, include an additional portion of a quarter at the commencement of this Agreement as set forth in section 3.

2 LICENSE

      2.1 This Agreement replaces the existing agreement/s, if any, between Cinahl and Licensee relating to the Database. The existing agreement/s shall terminate the day before this Agreement commences. There shall be no interruption between the termination of the existing agreement/s and the commencement of this Agreement. If this Agreement commences during a calendar quarter accounting period, Licensee's royalty report for that quarter shall clearly differentiate the royalties for the previous agreement/s and the royalties payable under this Agreement.

      2.2 Cinahl grants to Licensee a worldwide, non-exclusive license to:

      (a) Enter into Subscription Agreements with Subscribers giving them the right to display, download and print portions of the Database on the Web using Licensee's search and retrieval software but subject to the restrictions set forth in section 9.1 and also consistent with all the provisions of this Agreement;


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      (b) Transmit Licensee's search and retrieval software, and the Database from Cinahl's magnetic tape with the Database in complete form without any additions, deletions or changes, to Subscribers on the Web for display on local and remote terminals and computers. Cinahl shall first approve the format, presentation, layout, and content of the Database that Licensee transmits;

      (c) Display, download, and print portions of the Database on Licensee's own system solely in the course of exercising its other rights under this Agreement;

      (d) Use and distribute related print material to Subscribers so as to facilitate their use of the Database;

      (e) Use Cinahl's trademarks and service marks solely in the course of exercising its rights set forth in this subsection, and subject to the further terms of this Agreement.

      2.3 Nothing in this Agreement shall be construed as granting by implication, estoppel, waiver or otherwise, any right to permit Subscribers to sublicense the Database, or any other license or right to:

      (a) exercise any of the exclusive rights of a copyright owner of the Database;

      (b) use the Database;

      (c) sublicense the Database;

      (d) use Cinahl's trademarks and service marks.

      2.4 Licensee shall not change nor permit any other party to change the contents or arrangement of the Database in any way either by adding or deleting material or in any other manner or form whatsoever. To ensure that the Database retains its own unique identity at all times it shall be accessed and searched separately from all other databases. Licensee may not sublicense or load the Database in such a way that it can be accessed or searched in conjunction with any other database/s.

       2.5 Licensee shall ensure that its Web service and its related services are of high quality at all times. Licensee shall comply with Cinahl's reasonable requests in connection with maintaining high quality standards.


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3. TERM

The term of this Agreement shall commence on the date set forth above and shall automatically expire on the date which is two years after the end of the calendar quarter during which this Agreement commenced but subject to earlier termination as herein provided. Notwithstanding anything to the contrary set forth herein, no party shall have the right or obligation to extend this Agreement beyond the term hereof without the prior written consent of the other party which consent shall be in such party's sole and absolute discretion.

4 TERMINATION

      4.1 Except as otherwise specified herein, this Agreement may be immediately terminated by either party on written notice of termination:

      (a) Upon material breach hereunder by the other party, if the party in breach fails to cure the breach within thirty days after prior written notice thereof is given to the breaching party;

      (b) Without prior notice, if an order for relief (or similar adjudication under applicable law) in any bankruptcy or reorganization proceeding is entered against the other party, a receiver and/or assignee for the benefit of creditors is appointed for all or substantially all of the assets of the other party, the other party is dissolved or liquidated other than in connection with a sale or disposition of all or substantially all of its assets, or the other party completely discontinues its business activities other than in connection with a sale or disposition of all or substantially all of its assets.

      4.2 Cinahl may terminate this Agreement without liability on thirty days notice if Cinahl ceases to make the Database commercially available.

      4.3 The right of termination by either party shall be in addition to and not to the exclusion of any other remedies available at law.


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      4.4 Upon the termination or expiration of this Agreement, each party shall promptly return to the other all Confidential Information that is then in the possession or control of such party.

      4.5 Termination or expiration of this Agreement shall not affect Cinahl's right to payment under this Agreement.

      4.6 Effective immediately upon termination or expiration of this Agreement, Licensee shall not enter into any new Subscription Agreements, nor extend the term of any existing Subscription Agreement. Licensee shall transmit and display the Database on the Web and distribute related materials only to the extent of its existing obligations and in any event for not longer than one year after termination or expiration of this Agreement. Cinahl shall continue to provide Licensee with updated magnetic tapes and related documentation to cover the said period. As soon as possible after termination or expiration Licensee shall return to Cinahl or destroy all magnetic tapes containing the Database as well as all other materials distributed to Licensee. Licensee shall certify in writing to Cinahl as soon as possible that the Database and related materials have been erased from Licensee's computer hard disc files, or, where applicable, certify that said files are part of a backup file/s and access is impracticable, and that no future use, transmission or display of the Database shall be made except as permitted in this Agreement.

5 ROYALTIES

      5.1 In consideration of the license granted to Licensee hereunder, Licensee shall pay Cinahl within forty-five days after the end of each calendar quarter the royalties specified in Exhibit A hereto with respect to each Subscription Agreement and relating to the previous calendar quarter. Calendar quarters shall end on the last days of March, June, September, and December.

      5.2 Each royalty payment shall be accompanied by a written report for the applicable calendar quarter giving detailed information setting forth how the royalties are calculated as well as the following information: 1. Period covered by the report; 2. Number and type of current Subscription Agreements; 3. Number and type of new Subscription Agreements made


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since the last report; 4. Number and type of Subscription Agreements that expired/terminated since the last report; 5. The following information with respect to each current Subscriber to whom connect-hour pricing is applicable (see Exhibit A): Name, address, number of connect hours, number of Long Records displayed, downloaded or printed, gross Subscriber fees, deductions from gross Subscriber fees, Net Subscriber Fees; The following information with respect to each current Subscriber to whom document based pricing is applicable (see Exhibit A): Name, address, number of Long Records displayed, downloaded or printed, gross Subscriber fees, deductions from gross Subscriber fees, Net Subscriber Fees; The following information with respect to each current Subscriber to whom subscription based pricing is applicable (see Exhibit A):
Name, address, number of authorized Users, full details of discounts and types of discounts (if any), gross Subscriber fees, deductions from gross Subscriber fees, Net Subscriber Fees; 6. Amount of royalty payable; 7. Royalty shortfall (if applicable) for the applicable quarter; 8. Accumulated royalty shortfall (if applicable) for the current four-quarter cycle; 9. Dollar amounts and names, addresses, telephone and fax numbers of all Subscribers whose fees have been written off as bad debts, or recovered after being written off as bad debts.

      5.3 Discounts on Subscriber fees other than as provided in this Agreement shall be subject to Cinahl's prior written approval.

      5.4 Cinahl may increase royalty rates and/or minimum royalties on ninety days written notice to Licensee once in any calendar year by no more than ten percent of the previous year's royalties and may decrease royalties at any time on seven days notice to Licensee. With the exception of volume discounts (if any) these increases (decreases) in royalties shall apply to all vendors equally and the increases (decreases) shall all come into effect at the same time.

      5.5 After exercising its best efforts to collect unpaid Subscriber fees, Licensee may write off as bad debts any fees that prove to Cinahl's satisfaction to be uncollectible after expiration of one hundred and eighty days from due date and Licensee may deduct amounts in its royalty statement that it previously paid to Cinahl as royalties for the corresponding Subscriber fees.


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      5.6 Before writing off a debt, Licensee shall notify Cinahl of its intention and furnish Cinahl with full information in order to justify the need for a write-off, and Cinahl shall be entitled, at its option, to initiate collection attempts, receive payment, deduct costs of collection, and account to Licensee.

      5.7 Licensee shall pay no royalties to Cinahl for amounts paid by Subscribers for major enhancements to its search and retrieval software used in conjunction with the Database.

      5.8 Licensee shall continue to pay royalties and furnish royalty statements to Cinahl after termination or expiration of this Agreement until all royalties are paid in full.

6 DELIVERY OF DATABASE AND UPDATES

      6.1 If not already delivered to Licensee, Cinahl shall, within thirty days of the date hereof, deliver to Licensee at Cinahl's expense a complete copy of the Database on 8mm. Exabyte tape (subject to section 7), plus related documentation.

      6.2 Cinahl shall at its own expense deliver to Licensee annual reloads and monthly updates of the Database on 8mm. Exabyte tape but subject to section 7. Licensee may change the medium on sixty days written notice to Cinahl.

      6.3 If any tape/s are defective or damaged before reaching Licensee's facility, and Licensee gives Cinahl written notice thereof within sixty days of receipt, Cinahl shall promptly deliver replacement/s at its own expense. Licensee shall provide sufficient details in its written notice to enable Cinahl to remedy the defect/s.

      6.4 In circumstances other than those set forth above in this section, Cinahl shall provide replacement tape/s at Licensee's written request, for the cost of the tapes plus cost of shipment. Licensee shall state in its request what happened to the original tape/s.


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7 CHANGE OF FORMAT

Cinahl shall give Licensee sixty days written notice of any proposed changes in the magnetic tape or Database format that shall affect technical aspects relating to transmission and display on the Web. Cinahl shall consider all Licensee's written suggestions made within thirty days after receipt of said notice, but shall be entitled to make any changes in its sole discretion.

8 OWNERSHIP OF COPYRIGHT AND TRADEMARKS

      8.1 Copyright and other rights in the Database and all separate parts thereof, whether in electronic or hard copy form, and wheresoever located, together with all Cinahl's manuals and promotional materials are and shall remain Cinahl's sole and exclusive property. Licensee's rights shall be strictly circumscribed by this Agreement and shall not extend beyond it. Licensee shall not do or permit anything that compromises, prejudices or infringes Cinahl's copyrights or other rights.

      8.2 The first screen of the Database shall bear the following copyright and trademark notice:

Database Copyright (C) 1983-1999, [or most current applicable year] Cinahl Information Systems. CINAHL(R) is the registered trademark and service mark of Cinahl Information Systems.

Unauthorized copying or downloading of this Database is strictly prohibited. All rights reserved.

       8.3 Licensee shall ensure insofar as it is able to do so, that all electronic and hard copy extracts of the Database contain the copyright notice:

Copyright (C) 1982-1999, [or most current applicable year] Cinahl Information Systems. All rights reserved.


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      8.4 The registered CINAHL(R) trademark/service mark, the CUMULATIVE INDEX
TO NURSING & ALLIED HEALTH LITERATURE(R) trademark, the CINAHL logo trademark, and Cinahl's distinctive scarlet color trademark as used on covers of Cinahl's print indexes to nursing, medical, and health literature and audiovisuals, are Cinahl's sole and exclusive property. Licensee shall use said marks, where appropriate, in conjunction with the exercise of its licensed rights hereunder to identify at all times the source of Cinahl's products/services. Licensee shall not use said marks and/or any confusingly similar marks, or permit them to be used in any manner that shall compromise or prejudice Cinahl's rights therein, and wherever practicable Licensee shall ensure that the (R) notice appears as indicated above.

9 SUBSCRIPTION AGREEMENTS AND NOTICES TO USERS

      9.1 Licensee shall give the following or substantially similar notices to
Users:

The information available through the Service is the property of HealthGate Data Corp. or its licensers and is protected by copyright and other intellectual property laws. Information received through the Service may be displayed, reformatted and printed for your personal, non-commercial use only. You agree not to reproduce, retransmit, distribute, disseminate, sell, publish, broadcast or circulate the information received through the Service to anyone, including but not limited to others in the same company or organization. Any copy made of information obtained through the Service must include the copyright notice.

DISCLAIMER OF WARRANTIES AND LIABILITY

The information contained in the Service is for information purposes only and you assume full responsibility and all risk for the appropriate use of the medical information contained in the Service. Nothing contained in the Service is intended to be for medical diagnosis or treatment or in lieu of consulting with a physician or competent healthcare professional for medical diagnosis and/or treatment. HealthGate does not directly or indirectly practice medicine or dispense medical services and therefore assumes no liability whatsoever of any kind for the information and data


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contained in the Service or for any diagnosis or treatment made in reliance thereon.

DUE TO THE NUMBER OF SOURCES FROM WHICH INFORMATION ON THE SERVICE IS OBTAINED, AND THE INHERENT HAZARDS OF ELECTRONIC DISTRIBUTION, THERE MAY BE DELAYS, OMISSIONS OR INACCURACIES IN SUCH INFORMATION AND THE SERVICE. THE SERVICE COULD INCLUDE TECHNICAL OR OTHER INACCURACIES OR TYPOGRAPHICAL ERRORS. PERIODICALLY. CHANGES MAY BE MADE IN THE INFORMATION PROVIDED IN THE SERVICE. HEALTHGATE DATA CORP. AND ITS AFFILIATES, AGENTS AND LICENSERS CANNOT AND DO NOT WARRANT THE ACCURACY, COMPLETENESS, CURRENTNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE NEWS AND INFORMATION AVAILABLE THROUGH THE SERVICE, OR THE SERVICE ITSELF, OR ANY OTHER INFORMATION WHICH IS REFERENCED BY OR LINKED TO THE SERVICE. NEITHER HEALTHGATE DATA CORP. NOR ANY OF ITS AFFILIATES, AGENTS OR LICENSERS SHALL BE LIABLE TO YOU OR ANYONE ELSE FOR ANY LOSS OR INJURY CAUSED IN WHOLE OR PART BY ITS NEGLIGENCE OR CONTINGENCIES BEYOND ITS CONTROL IN PROCURING, COMPILING, INTERPRETING, REPORTING OR DELIVERING THE SERVICE AND ANY INFORMATION THROUGH THE SERVICE, OR ANY OTHER INFORMATION WHICH IS REFERENCED BY OR LINKED TO THE SERVICE. IN NO EVENT WILL HEALTHGATE DATA CORP., ITS AFFILIATES, AGENTS OR LICENSERS BE LIABLE TO YOU OR ANYONE ELSE FOR ANY DECISION MADE OR ACTION TAKEN BY YOU IN RELIANCE ON SUCH INFORMATION OR FOR ANY CONSEQUENTIAL, SPECIAL OR SIMILAR DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. YOU AGREE THAT THE LIABILITY OF HEALTHGATE DATA CORP., ITS AFFILIATES, AGENTS AND LICENSORS, IF ANY, ARISING OUT OF ANY KIND OF LEGAL CLAIM (WHETHER IN CONTRACT, TORT OR OTHERWISE) IN ANY WAY CONNECTED WITH THE SERVICE OR THE INFORMATION IN THE SERVICE, OR ANY OTHER INFORMATION WHICH IS REFERENCED BY OR LINKED TO THE


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SERVICE, SHALL NOT EXCEED THE AMOUNT YOU PAID TO HEALTHGATE DATA CORP. FOR USE
OF THE SERVICE.

      9.5 Licensee shall be responsible for obtaining renewals of Subscription Agreements.

      9.6 Subscription Agreements shall be in substantially the same form as Exhibit B attached hereto.

      9.7 Each Subscription Agreement of more than a year's duration shall contain a provision that Licensee may terminate it without penalty effective one year after Licensee receives a notice from Cinahl Information Systems terminating Licensee's license to distribute the Database.

10 MARKETING

      10.1 Licensee and Cinahl shall, at their own expense, market, advertise, and promote the Database to the best of their ability. Each shall share in the other's marketing, advertising, and promotion costs as agreed from time to time. Each shall cooperate with the other to the best of their ability to market, advertise, and promote the Database jointly or otherwise at all conventions and trade shows that they respectively attend. Licensee shall market the Database at least to the same extent as it markets, advertises, and promotes other databases it distributes or publishes..

      10.2 The CINAHL(R) trademark and as far as possible the CINAHL logo trademark shall be used at all times on the first screen of the Database. No corruption of the CINAHL trademark shall be used.

      10.3 Licensee shall give Cinahl for prior review a standard description of Cinahl Information Systems and the CINAHL(R) Database to be used in Licensee's marketing, advertising, promotional, and informational materials. Licensee shall cooperate with Cinahl to remove inaccuracies therein.

      10.4 Licensee may provide a "trial subscription" only to institutions and not to individuals. Trial subscriptions shall be at no charge and for not longer than thirty days, and shall not be repeated. Licensee shall ensure to


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the best of its ability that potential Subscribers use trial subscriptions in good faith.

 11 BOOKS AND RECORDS/AUDIT

      11.1 Licensee shall keep such financial records as are required to establish the value and volume of Subscription Agreements, and all amounts due to Cinahl under this Agreement.

      11.2 Cinahl may from time to time audit, examine, and copy ("audit") Licensee's financial and other records as they pertain to the Database only, on thirty days prior written notice to Licensee to verify any of Licensee's royalty statements. Notice of the audit may be given at any time during the term of this Agreement and up to ninety days after Cinahl has received Licensee's final royalty statement on termination/expiration of this Agreement.

      11.3 The audit shall be conducted during normal business hours by an independent firm of certified public accountants chosen by Cinahl. Cinahl's auditors shall not unreasonably interfere with Licensee's business operations during the audit. Licensee shall cooperate fully with the auditors.

      11.4 If the audit reveals that any of Licensee's royalty payments are deficient, Licensee shall immediately pay said deficiency to Cinahl on production of the auditor's certificate to that effect.

      11.5 If the audit reveals that any of Licensee's royalty payments are deficient by five percent or more, Licensee shall in addition immediately pay to Cinahl the full cost of the audit as established by the auditor's invoice/s.

      11.6 Cinahl shall be permitted a maximum of two audits each calendar year. However, any audit that reveals a deficiency in royalty payments shall not be counted as one of those two audits.


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      11.7 Licensee's Confidential Information obtained by the auditors shall not be revealed to Cinahl unless this becomes necessary for example in connection with a shortfall in payment of royalties, and then only to the extent necessary.

12 MAINTENANCE AND CUSTOMER SUPPORT

      12.1 Licensee shall maintain and support its search and retrieval software for Subscribers and shall make updates and new releases available to Subscribers at such fees (if any) as Licensee may determine. Licensee shall not charge Subscribers for minor enhancements and elimination of bugs in the software but shall have the right to charge Subscribers for major enhancements. Cinahl may suggest enhancements and Licensee shall consider such suggestions in good faith, subject to Licensee's final decision. Licensee shall notify Cinahl in writing sixty days in advance of any update, major enhancement, or new release of or for the software

      12.2 Cinahl shall maintain and support the Database and all updates. Cinahl shall take steps to remedy defects in the Database or problems with the magnetic tapes delivered by Cinahl. Any costs associated with remedying the Database not caused directly or indirectly by Licensee shall be borne by Cinahl. Cinahl shall prepare and maintain User documentation for the Database. This shall include a quick reference support card and Database-specific examples for an online tutorial. Licensee shall assist in preparation of the documentation and it may not be distributed before Licensee has reasonably approved it.

      12.3 Licensee shall maintain a telephone support line during normal business hours providing Subscriber assistance for questions relating to hardware and to Licensee's search and retrieval software. Cinahl shall maintain a telephone support line during normal business hours providing Subscriber assistance for questions relating to the Database. The parties shall refer appropriate questions to each other. Licensee and Cinahl shall mutually cooperate regarding the solution of Subscriber problems relating to hardware, the search and retrieval software, and the Database.


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      12.4 At the same time that it ships to Subscribers, Licensee shall ship to
Cinahl for its own internal use free of charge and free of shipping charges, four copies, as applicable, of: (a) all Database service-related print materials and (b) all updates and new issues thereof.

      12.5 Licensee shall also give Cinahl access free of charge to its Web service at all times for two simultaneous users for purposes of monitoring, testing, and evaluation.

      12.6 Cinahl shall bear no responsibility for servicing any hardware supplied by Licensee.

 13 FORCE MAJEURE

      13.1 Neither party shall be deemed to be in breach hereunder to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, earthquake, natural disaster, accident, act of government, labor difficulty, sabotage, failure of suppliers or subcontractors or unavailability of material or supplies, or any other cause beyond the control of such party ("force majeure"), provided that such party gives the other party written notice thereof as soon as it is reasonably able to do so, having regard to the nature of said force majeure.

      13.2 The time allowed for performance/cure shall be extended for a period equal to the duration of the force majeure but in any event not exceeding six months. During said period the affected party shall furnish status reports at reasonable intervals.

14 LIMITATION OF LIABILITY AND INJUNCTION

      14.1 Neither party shall be liable to the other for special or incidental damages, lost profits or other types of consequential damages, punitive or exemplary damages, arising out of or incidental to this Agreement, or the termination thereof, and whether claimed under tort or contract, even if the party held to be liable has been warned of the possibility of such damages, and all remedies, if any, shall be cumulative and not exclusive.


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      14.2 The parties agree that infringement of the other's intellectual property rights and/or unauthorized disclosure of Confidential Information may cause irreparable injury to the party concerned, and that damages shall be an inadequate remedy. Therefore either party shall be entitled to seek injunctive relief against any such threatened infringement/disclosure.

      14.3 Neither party may obtain injunctive relief arising out of an assignment of this Agreement in compliance with the provisions of section 18 hereof, in the absence of infringement of intellectual property rights and/or unauthorized disclosure of Confidential Information.

15 LICENSEE'S REPRESENTATIONS AND WARRANTIES

Licensee represents and warrants that to the best of its knowledge and belief:

      15.1 It has the sole and exclusive right to license and deal with all rights in and to its search and retrieval software, the technology used in exercising its rights under this Agreement, and documentation provided by it, including all copyrights, trade secrets, trademarks and all other proprietary interests therein free and clear of liens, adverse claims, encumbrances and interests of any person or entity including, without limitation, Licensee's past and present employees, agents, and contractors.

      15.2 Licensee's search and retrieval software, said technology, and documentation provided by Licensee and their licensing and use in accordance with the terms hereof shall not infringe, violate, or misappropriate any United States or foreign patent, copyright, trade secret, trademark, contract, or other right or interest of any third party;

      15.3 There is presently no litigation pending or threatened against Licensee with respect to rights in Licensee's search and retrieval software and/or the said technology.

16 CINAHL'S REPRESENTATIONS AND WARRANTIES

Cinahl represents and warrants that to the best of its knowledge and belief:


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      16.1 It has the sole and exclusive right to license and deal with all rights in and to the Database and documentation provided by it, including all copyrights, trade secrets, trademarks and all other proprietary interests therein free and clear of liens, adverse claims, encumbrances and interests of any person or entity, including, without limitation, Cinahl's past and present employees, agents, and contractors.

      16.2 The Database and documentation provided by Cinahl and their licensing and use in accordance with the terms hereof shall not infringe, violate, or misappropriate any United States or foreign patent, copyright, trade secret, trademark, contract, or other right or interest of any third party;

      16.3 There is presently no litigation pending or threatened against Cinahl with respect to right/s in the Database.

17 INDEMNIFICATION

      17.1 Licensee shall defend, indemnify, and hold Cinahl harmless from and against any and all liability, damage, loss, attorney fees, legal costs or expense including penalties of any kind arising out of third party claims made or suits brought in connection with Licensee's exercise or purported exercise of its rights under this Agreement except in connection with the subject matter of the warranties set forth in section 16 hereof relating to the Database or where arising from the fault of Cinahl, its officers, employees or agents. Cinahl shall give Licensee immediate detailed written notice of any demand, claim or lawsuit for which defense and/or indemnity shall be required under this section. Cinahl shall thereafter comply with any reasonable written request for documents and/or information relating thereto and shall generally cooperate with Licensee to facilitate Licensee's performance of its obligations hereunder. Licensee shall be entitled to select competent attorney/s to represent Cinahl in connection therewith. Licensee shall control the conduct of litigation and settlement negotiations and shall be entitled to settle any claims and lawsuits without Cinahl's consent except to the extent that such settlement prejudices Cinahl's rights.


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      17.2 Cinahl shall defend, indemnify, and hold Licensee harmless from and against any and all liability, damage, loss, attorney fees, legal costs or expense including penalties of any kind arising out of third party claims made or suits brought in connection with the warranties set forth in section 16 hereof relating to the Database except where arising from the fault of Licensee, its officers, employees, or agents. Licensee shall give Cinahl immediate detailed written notice of any demand, claim or lawsuit for which defense and/or indemnity shall be required under this section. Licensee shall thereafter comply with any reasonable written request for documents and/or information relating thereto and shall generally cooperate with Cinahl to facilitate Cinahl's performance of its obligations hereunder. Cinahl shall be entitled to select competent attorney/s to represent Licensee in connection therewith. Cinahl shall control the conduct of litigation and settlement negotiations and shall be entitled to settle any claims and lawsuits without Licensee's consent except to the extent that such settlement prejudices Licensee's rights.

18 ASSIGNMENT

Either party may, without the other's consent, assign this Agreement to any person or entity ("assignee") that succeeds to that party's business to which this Agreement relates, provided assignee agrees in writing to be bound by all of the assigning party's obligations hereunder. Thereafter, assignee shall be bound by this Agreement and receive the benefit thereof, and the assigning party shall be released from all obligations and liability under this Agreement except for surviving obligations. The provisions of this section shall continue to apply to all subsequent assignees and non-assigning parties.

19 THIRD PARTY INFRINGEMENT

Each party shall promptly notify the other of evidence or indication of infringement of copyright, anti-misappropriation rights, trademark, patent or other intellectual property rights in the Database, search and retrieval software, or Licensee's technology that comes to said party's notice. The owner (Cinahl or Licensee) of the rights infringed shall have exclusive right to file any suit but the other party shall assist as far as it can. The party filing suit shall bear all costs and attorney fees and shall receive all the


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benefit of said suit. If the parties agree to jointly file suit, the parties shall agree on the method of sharing of expenses, attorney fees, and recoveries.

20 CONFIDENTIAL INFORMATION

Except in connection with the audit referred to above, and except where necessary for the effective performance of either party's obligations under this Agreement, neither party shall be obliged to provide the other with Confidential Information. To the extent that either party is in possession of or obtains the other's Confidential Information, and except as may be required pursuant to an assignment permitted under this Agreement, Confidential Information may not be disclosed to any third party without the prior written consent of the owner of the Confidential Information, whether before or after the termination/expiration of this Agreement. If any Confidential Information is required to be disclosed to a permitted assignee, the assigning party shall give the non-assigning party details thereof thirty days before disclosing the Confidential Information.

21 NO RESTRAINT

      21.1 Subject to the law of unfair competition and other laws, Licensee shall be entitled to license, publish, distribute, market, or otherwise deal with other databases and its other properties in any medium and for any purpose whatsoever even in competition with Cinahl.

      21.2 This is a non-exclusive license and, subject to the law of unfair competition and other laws, Cinahl shall be entitled to license, publish, distribute, market or otherwise deal with its trademarks/service marks, the Database, other databases, and its other properties in any medium and for any purpose whatsoever even in competition with Licensee.

 22 INDEPENDENT CONTRACTORS

      22.1 Licensee is an independent contractor, and neither party is a partner, joint venturer, agent or employee of the other.

      22.2 Neither party has the right, power, or authority to act or create any obligation, express or implied, on behalf of the other party.


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23 NOTICES

All communications hereunder shall be deemed received by the addressee within seven days of mailing if sent by certified mail postage prepaid to the following addresses:

             TO:   Cinahl Information Systems
                   Glendale Adventist Medical Center
                   Attention: Mr. David R. Igler, Vice President
                   P.O. Box 871
                   1509 Wilson Terrace
                   Glendale, CA 91209-0871

             TO:   HealthGate Data Corp.
                   Attention: Rick Lawson
                   380 Pleasant Street, Suite 230
                   Malden, MA 02148-8123.

24 GOVERNING LAW

The law governing the interpretation of this Agreement and the relationship of the parties shall be the law of the State of California notwithstanding said State's choice of law rules.

25 ATTORNEY FEES AND COSTS

If any action at law or in equity is brought to enforce the terms of this Agreement, or arising out of the breach thereof, the prevailing party shall be entitled to reasonable attorney fees and costs, in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

26 CONSTRUCTION

      26.1 Any provision of this Agreement held to be invalid shall be ineffective only to the extent of such provision and shall not affect the


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

remaining provisions of this Agreement which shall be fully effective as if said invalidity did not exist.

      26.2 Waiver of any right hereunder shall be effective only in the instance given and shall not operate as, or imply a waiver of, any similar right on any subsequent occasion. No term or provision of this Agreement shall be deemed waived, and no breach consented to, unless such waiver or consent is in writing and signed by the party concerned.

      26.3 This writing and attached exhibits and schedules (if any) constitute the entire agreement between the parties and supersedes all prior and contemporaneous agreements, negotiations, and understandings, oral or written.

      26.4 This Agreement may be modified only by an instrument or instruments in writing duly executed by the parties.

      26.5 The captions to the sections of this Agreement and attached exhibits and schedules (if any) are for convenience only and are not a part of this Agreement, and shall not be of any force or effect whatsoever in construing or interpreting this Agreement.

      26.6 All the provisions of this Agreement relating to payment of royalties, representations and warranties, confidentiality, third party infringement, and "no restraint" shall survive the termination or expiration of this Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

      Western Adventist Health Services
      dba Cinahl Information Systems


      By:    /s/ David R. Igler
             -------------------------

      Name:  DAVID R. IGLER
             -------------------------

      Title: Vice President
             -------------------------

      HealthGate Data Corp.
      Licensee


      By:    /s/ Rick Lawson
             -------------------------

      Name:  RICK LAWSON
             -------------------------

      Title: VICE PRESIDENT, CONTENT
             -------------------------


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